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                                                                     EXHIBIT H



                                                 PECO Energy Company
                                                 Media & Public Relations
                                                 2301 Market Street
                                                 PO Box 8699
                                                 Philadelphia, PA 19101-8699
                                                 215 841 5555

[PECO ENERGY LOGO]

                                                 NEWS
FOR IMMEDIATE RELEASE                            RELEASE
November 7, 1995

CONTACT:
Neil McDermott, 215 841 4122        J.B. Mitchell, 215 841 5800

PECO ENERGY COMPANY ANNOUNCES THE EFFECTIVENESS OF A REGISTRATION STATEMENT FOR AN OFFER TO EXCHANGE TRUST RECEIPTS ("TOPrS")(SM)

PECO Energy Company announced today that its registration statement for an offer to exchange Trust Receipts ("TOPrS")(SM) each representing a 8.72% Cumulative Monthly Income Preferred Security, Series B representing a limited partner interest issued by PECO Energy Capital, L.P. for up to 5,400,000 outstanding Depositary Shares each representing a one-fourth interest in a share of $7.96 Cumulative Preferred Stock of PECO Energy Company, was declared effective by the Securities and Exchange Commission on November 6, 1995. PECO Energy Company anticipates that it will commence the exchange offer on November 8, 1995.

Exchanges will be made on the basis of one Trust Receipt for each Depositary Share validly tendered and accepted for exchange in the offer, subject to, among other conditions, at least 2,800,000 Depositary Shares being validly tendered. Any Depositary Shares not accepted for exchange because of proration or otherwise will be returned.

PECO Energy Capital, L.P. is a finance subsidiary of PECO Energy which was created solely for the purpose of issuing one or more series of its Preferred Securities constituting limited partner interests. The only assets of PECO Energy Capital are the related series of subordinated debentures of PECO Energy. The Trust Receipts will be issued by PECO Energy Capital Trust I, a statutory business trust with assets consisting solely of the Preferred Securities.

The exchange offer will allow PECO Energy Company to reduce its after-tax financing costs, since interest paid on the Series B Subordinated Debentures is deductible, while dividends paid on the Depositary Shares are not.

The dealer managers for the exchange offer are Merrill Lynch & Co. and Smith Barney, Inc. Requests for copies of the Offering Circular/Prospectus should be directed to D.F. King & Co., Inc., the Information Agent, at (800) 628-8509.

A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND HAS BECOME EFFECTIVE. THIS COMMUNICATION SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY OR EXCHANGE NOR SHALL THERE BE ANY SALE OF SUCH SECURITIES IN
ANY STATE IN WHICH SUCH OFFER, SOLICITATION, SALE OR EXCHANGE WOULD BE
UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAW OF ANY SUCH STATE. THE EXCHANGE OFFER WILL BE MADE ONLY BY MEANS OF THE OFFERING CIRCULAR/PROSPECTUS.


See reverse side for basic PECO Energy data.